CONFORMED EXECUTION COPY

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                                    AGREEMENT
                                       FOR
                           PURCHASE AND SALE OF STOCK

                                     BETWEEN

                              SUPERIOR PROPANE INC.

                                       and

                                FERRELLGAS, INC.







                                 MARCH 23, 1996












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                                TABLE OF CONTENTS

ARTICLE I

                                 THE TRANSACTION

         1.1.  Purchase and Sale of Stock...................................  1
         1.2.  Purchase Price...............................................  2
         1.3.  Payment of the Closing Estimated Purchase Price..............  2
         1.4.  Excluded Assets..............................................  2

ARTICLE II

                        THE CLOSING AND TRANSFER OF STOCK

         2.1.  Closing......................................................  3
         2.2.  Closing Statement of Net Working Capital; Settlement.........  3
         2.3.  Deliveries by Buyer..........................................  4
         2.4.  Deliveries by Seller.........................................  5

ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         3.1.  Authority....................................................  7
         3.2.  No Conflict..................................................  7
         3.3.  Organization.................................................  8
         3.4.  Capitalization of the Company................................  8
         3.5.  Capitalization of the Subsidiaries...........................  8
         3.6.  Financial Statements.........................................  8
         3.7.  Subsequent Events.  .........................................  9
         3.8.  Absence of Undisclosed Liabilities........................... 10
         3.9.  Banking Relationships........................................ 10
         3.10. Insurance.................................................... 10
         3.11. Assets....................................................... 11
         3.12. Real Estate.................................................. 11
         3.13. Personal Property Leases..................................... 12
         3.14. Intellectual Property........................................ 12
         3.15. Employees.................................................... 12
         3.16. Labor Matters................................................ 12
         3.17. Employee Benefit Plans....................................... 13
         3.18. Licenses and Permits......................................... 14
         3.19. Material Contracts........................................... 14
         3.20. Taxes........................................................ 14
         3.21. Product Warranty............................................. 18
         3.22. Legal Proceedings............................................ 18

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         3.23.  Environmental Matters....................................... 18
         3.24.  Compliance with Law......................................... 19
         3.25.  Capital Expenditures........................................ 19
         3.26.  Brokers..................................................... 19
         3.27.  No Implied Representation................................... 19

ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                    OF BUYER

         4.1.  Authority.................................................... 20
         4.2.  No Conflicts................................................. 20
         4.3.  Due Organization............................................. 20
         4.4.  Brokers...................................................... 20
         4.5.  Buyer's Investment Intent.................................... 20
         4.6.  Buyer's Business Investigation............................... 21
         4.7.  Financial Capacity........................................... 21
         4.8.  Disputes or Proceedings...................................... 21
         4.9.  Solvency of the Company...................................... 21

ARTICLE V

                               COVENANTS OF SELLER

         5.1.  HSR Act Compliance........................................... 22
         5.2.  Liabilities and Other Obligations............................ 22
         5.3.  Interim Financial Information................................ 22
         5.4.  Interim Conduct of Business.................................. 23
         5.5.  Access....................................................... 24
         5.6.  Seller's Efforts............................................. 24
         5.7.  No Shop...................................................... 24
         5.8.  Covenant Not To Compete...................................... 24
         5.9.  Certificate as to Book Equity................................ 26

ARTICLE VI

                               COVENANTS OF BUYER

         6.1.  HSR Act Compliance........................................... 26
         6.2.  Records and Documents........................................ 26
         6.3.  Buyer's Efforts.............................................. 27
         6.4.  WARN Act Compliance.......................................... 27




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ARTICLE VII

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

         7.1.  Accuracy of Warranties and Performance of Covenants.......... 27
         7.2.  No Pending Action............................................ 28
         7.3.  Certain Indebtedness......................................... 28
         7.4.  No Adverse Change............................................ 28
         7.5.  No Proceeding or Litigation.................................. 28
         7.6.  No Debt...................................................... 28
         7.7.  Financing.................................................... 28

ARTICLE VIII

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

         8.1.  Accuracy of Warranties and Performance of Covenants.......... 28
         8.2.  No Pending Action............................................ 29
         8.3.  Solvency Certificate......................................... 29
         8.4.  Financing.................................................... 29

ARTICLE IX

                          SURVIVAL AND INDEMNIFICATION

         9.1.  Survival of Representations and Warranties................... 29
         9.2.  Indemnification of Buyer..................................... 29
         9.3.  Indemnification of Seller.................................... 30
         9.4.  Claims....................................................... 30
         9.5.  Limitation of Liabilities.................................... 31
         9.6.  Indemnification for Taxes.................................... 32
         9.7.  Indemnification for Environmental Matters.................... 33
         9.8.  Insurable Claims............................................. 34

ARTICLE X

                           TERMINATION BY THE PARTIES

         10.1.  Events of Termination....................................... 34
         10.2.  Action Upon Termination..................................... 35
         10.3.  Effect of Termination....................................... 35





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ARTICLE XI

                               GENERAL PROVISIONS

         11.1.  Amendments and Waiver....................................... 35
         11.2.  Notices..................................................... 36
         11.3.  Confidentiality............................................. 37
         11.4.  No Public Announcement...................................... 37
         11.5.  Expenses.................................................... 37
         11.6.  Seller's Knowledge.......................................... 37
         11.7.  Successors and Assigns...................................... 37
         11.8.  Entire Transaction.......................................... 38
         11.9.  Applicable Law; Severability................................ 38
         11.10. Good Faith Negotiation/Arbitration.......................... 38
         11.11. Headings.................................................... 38





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                                    SCHEDULES

         1.2    Net Working Capital
         1.4    Excluded Claims
         3.3    Organization
         3.5    Subsidiaries
         3.6    Financial Statements
         3.7    Subsequent Events
         3.8    Undisclosed Liabilities
         3.9    Banking Relationships
         3.10   Insurance
         3.11   Title to Assets
         3.12   Real Estate
         3.13   Personal Property Leases
         3.14   Intellectual Property
         3.15   Employees
         3.17   Employee Benefit Plans
         3.18   Licenses and Permits
         3.19   Material Contracts
         3.20   Taxes
         3.21   Product Warranty
         3.22   Legal Proceedings
         3.23   Environmental Matters
         3.25   Capital Expenditures
         5.5    Due Diligence Methodology
         9.7    Environmental Matters




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                                    AGREEMENT
                                       FOR
                           PURCHASE AND SALE OF STOCK



         THIS AGREEMENT is made and entered into this _____ day of March, 1996, by and between Superior Propane Inc., a federally incorporated company of Canada ("Seller"), and Ferrellgas, Inc., a Delaware corporation ("Buyer").

         WHEREAS, Seller is the record and beneficial owner of all of the issued and outstanding capital stock of Skelgas Propane, Inc., a Delaware corporation (the "Company"), consisting of 155,000 shares of common stock, U.S. $1,000 par value per share (the "Stock");

         WHEREAS, the Company is the record and beneficial owner of all outstanding capital stock of the corporations listed on Schedule 3.5 attached hereto (the "Subsidiaries");

         WHEREAS, the Company, through its Subsidiaries, is engaged in the business of selling propane to the residential, commercial, industrial, agricultural and auto propane markets in Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, New York, North Dakota, Ohio, Nebraska and Wisconsin (the "Business"); and

         WHEREAS, Buyer desires to purchase and Seller desires to sell all, but not less than all, of the Stock, upon the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual premises and promises herein contained, the parties agree as follows:


                                    ARTICLE I

                                 THE TRANSACTION

         1.1. Purchase and Sale of Stock. At the Closing (as hereinafter defined), Seller shall sell, transfer, assign and deliver to Buyer, and Buyer shall purchase, accept, assume and receive, all right, title and interest in and to the Stock, free and clear of any Liens. As used in this Agreement, the term "Lien" shall mean any mortgage, pledge, deed of trust, hypothecation, claim, security interest, title defect, encumbrance, burden, tax lien (as used in Section 6321 of the Code (as hereinafter defined) or as similarly used by any state, local or foreign tax authority) charge or other similar restriction, claim, title retention agreement, option, easement, covenant, encroachment or other adverse claim.




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         1.2.  Purchase Price. The aggregate  purchase price for the Stock shall be U.S.  $84,000,000 (the "Purchase  Price"),  as finally  adjusted  pursuant to
Section 2.2 for the difference  between U.S.  $16,000,000  and the Company's Net
Working  Capital  (as  defined  on  Schedule  1.2) as of the  Closing  Date  (as hereinafter defined), all as calculated in accordance with U.S. generally accepted accounting principles and in accordance with the Company's historical accounting methods, consistently applied, subject, to the adjustments and
assumptions  set  forth  on  Schedule  1.2  attached  hereto  (the   "Accounting
Principles"). The Net Working Capital, excluding cash, is herein referred to as "Non-Cash Net Working Capital". The Purchase Price shall be adjusted to reflect the difference between the amount of cash included in Net Working Capital as of the Closing Date and U.S. $4,000,000, and to reflect the difference between the aggregate of the Non-Cash Net Working Capital and U.S. $12,000,000. The Purchase Price shall be subject to a post-closing confirmation pursuant to Section 2.2.

         1.3. Payment of the Closing Estimated Purchase Price. Not later than two (2) business days prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement setting forth a good faith estimate of the Net Working Capital as of the Closing Date (the "Estimated Net Working Capital") prepared in accordance with the Accounting Principles. The "Estimated Purchase Price" shall mean an amount equal to (i) if the Estimated Net Working Capital is greater than or equal to $16,000,000, then the Purchase Price plus the excess of the Estimated Net Working Capital over $16,000,000, and (ii) if the Estimated Net Working Capital is less than $16,000,000, then the Purchase Price less the excess of $16,000,000 over the Estimated Net Working Capital. At Closing, Buyer shall deliver and Seller shall accept the Estimated Purchase Price in immediately available funds.

         1.4. Excluded Assets. Notwithstanding anything to the contrary contained herein, the following assets (the "Excluded Assets") shall not be sold or transferred to Buyer, and ownership of the Excluded Assets shall be transferred from the Company or its Subsidiaries to Seller prior to Closing:

                  (a) All right, title and interest in and to the trademark and name ETI Energy Transportation Inc., subject to the grant by Seller of a transitional license to use the mark for a period of time ending on or prior to May 1, 1997 to change over the livery of trucks, etc.;

                  (b) Refunds pertaining to tax obligations of Seller, the Company or any Subsidiary, which refund amounts are in excess of those respective amounts stated in Net Working Capital;

                  (c) Refunds pertaining to insurance premium adjustments, including those related to general liability and automotive liability, and property insurance coverage of Seller, the Company or any Subsidiary;




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                  (d)  Refunds or  reimbursements  pertaining  to  environmental matters and refunds pertaining to insurance premium adjustments related to workers compensation, which refund amounts are in excess of those respective amounts stated in Net Working Capital;

                  (e) Any and all other refunds related to the operation and conduct of the Business prior to the Closing Date which amounts are not included in the calculation of Net Working Capital;

                  (f) Computer hardware and software and related rights relating to Seller's Enterprise 2000 computer system; and

                  (g) Furnishings, equipment and materials (excluding stationery and records) located at the Company's corporate office in Oakbrook, Illinois and the warehouse in Westmont, Illinois.

In addition, Seller shall pay, settle and discharge the obligations and claims listed on Schedule 1.4 (the "Excluded Claims"), and shall be entitled to all reserves related thereto, all of which shall be transferred to Seller prior to Closing. Excluded Assets and Excluded Claims shall not be taken into account in any computation of Net Working Capital.


                                   ARTICLE II

                        THE CLOSING AND TRANSFER OF STOCK

         2.1. Closing. The transfer of Stock contemplated by this Agreement (the "Closing") shall occur at the offices of McDermott, Will & Emery, 227 W. Monroe Street, Chicago, Illinois 60606 no later than the third business day after the conditions to Closing (other than those which by their nature are to be fulfilled at the Closing) are fulfilled or waived, or at such other place or time as may be mutually agreed upon by the parties (the "Closing Date"). Upon consummation, the Closing shall be deemed to have taken place as of the close of business on the Closing Date.

         2.2.  Closing Statement of Net Working Capital; Settlement.

                  (a) Immediately following the Closing, Seller, at its expense, shall prepare a Statement of Net Working Capital for the Company as of the Closing Date (the "Closing Statement of Net Working Capital") in accordance with the Accounting Principles and shall deliver it to Buyer within forty-five (45) days after the Closing Date (the "Delivery Date"). Seller shall provide Buyer with copies of any and all work papers used in the preparation of the Closing Statement of Net Working Capital and shall permit Buyer and its representatives to observe the procedures as they are



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         carried out. Buyer shall render all reasonable assistance in connection with the preparation of the Closing Statement of Net Working Capital. The Closing Statement of Net Working Capital shall become final and binding upon Buyer on the 15th day following the Delivery Date, unless Buyer gives notice of its disagreement with reasonable detail as to the nature of such disagreement ("Notice of Disagreement") to Seller on or prior to such date. Upon receipt of the Notice of Disagreement, the parties shall each use their best efforts to reach agreement within the following thirty (30) days, and, if the parties are unable to reach agreement after such thirty (30) days, they shall submit the disputed matter to the Chicago office of Ernst & Young (the "Accounting Firm") for arbitration within ten (10) days thereafter and being bound by the results thereof in all respects for matters comprising Net Working Capital. The parties agree to share equally in the cost of such
         arbitration.   If  Buyer   delivers  to  Seller  a  timely   Notice  of
         Disagreement, then the Closing Statement of Net Working Capital (as revised in accordance with the procedures set forth below) shall become final and binding upon Seller and Buyer on the earlier of (x) the date the parties hereto resolve in writing any differences they have with respect to any matters specified in the Notice of Disagreement or (y) the date any matters properly in dispute are finally resolved in writing by the Accounting Firm. The Closing Statement of Net Working Capital, as delivered on the Delivery Date or, if a Notice of Disagreement is delivered, as ultimately resolved pursuant to clause
         (x) or (y) of the preceding sentence, shall be referred to as the "Final Closing Statement of Net Working Capital" and the date upon which it becomes final and binding shall be the "Final Settlement Date." Within three (3) days after the Final Settlement Date (the "Payment Date"), (i) if the Final Closing Statement of Net Working Capital is greater than the Estimated Net Working Capital, then Buyer shall pay to Seller in cash the difference thereof, and (ii) if the Final Closing Statement of Net Working Capital is less than the Estimated Net Working Capital, then Seller shall pay to Buyer in cash the difference thereof (the "Net Working Capital Adjustment"). The Net Working Capital Adjustment shall be an adjustment to the Purchase Price.

                  (b) In the event that the Net Working Capital Adjustment is not paid on the Payment Date the amount owed pursuant to this Section
         2.2 shall bear interest at a rate equal to the prime rate as set forth from time to time in The Wall Street Journal, Midwest edition, from the date due through the date of actual payment.

                  (c) The Final Closing Statement of Net Working Capital shall be final and binding upon both parties and not subject to further adjustment, arbitration or judicial review and shall be the final determination of liabilities or obligations, including indemnification under this Agreement, with respect to the constituent elements included in Net Working Capital.

         2.3. Deliveries by Buyer. At the Closing, Buyer shall deliver the following:




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                  (a)  A good funds transfer for credit to Seller's account in the amount equal to the Estimated Purchase Price;

                  (b) Opinion of counsel to Buyer in form and substance reasonably acceptable to Seller;

                  (c) A Certificate of the Secretary of Buyer as to the resolutions authorizing the transactions contemplated hereby and a Certificate of an executive officer of Buyer reaffirming, and updating as necessary, Buyer's representations and warranties contained in
         Article IV;

                  (d) An agreement containing, without limitation, terms and conditions relating to the provision of transitional, accounting, administration, information, management and related services at a price equal to 125% of the base salary of the Seller's employees plus reasonable out-of-pocket expenses payable semi-monthly; provided, that if the transition to Buyer has not occurred prior to June 30, 1996, the Buyer shall pay the Seller an additional U.S. $50,000; and

                  (e) Such other instruments or documents as may be necessary or appropriate to carry out the transactions contemplated hereby.

         2.4. Deliveries by Seller. At the Closing, except as to item (k) which Seller shall deliver to Buyer not less than five (5) business days before Closing, Seller shall deliver the following:

                  (a) Certificates, with fully executed stock powers, evidencing the Stock and any other documentation necessary to effect the transfer of ownership thereof to Buyer;

                  (b) Certificate of the Secretary of the Company delivering the minute books, stock records and By-laws of the Company and each of the Subsidiaries, including certificates evidencing the outstanding capital stock of each of the Subsidiaries;

                  (c) Articles of Incorporation of the Company and each of the Subsidiaries certified as of a recent date by the Secretary of State of such state in which such entity is incorporated;

                  (d) Certificate of Good Standing of the Company and each of the Subsidiaries certified as of a recent date by the Secretary of State of such state in which such entity is incorporated;




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                  (e)  Resignations  from all of the Company's  and each of the
          Subsidiaries directors and officers requested by Buyer in writing prior to the Closing Date;

                  (f) Opinion of counsel to Seller in form and substance reasonably acceptable to Buyer;

                  (g) An Affidavit certifying that the Stock does not constitute a "U.S. real property interest" within the meaning of
          Section 897 of the Code;

                  (h)  A   Certificate   of  an  executive   officer  of  Seller
         reaffirming, and updating as necessary, Seller's representations and warranties contained in Article III;

                  (i) The guaranty of Seller's ultimate parent entity, Norcen Energy Resources Limited, a corporation organized pursuant to the laws of Canada ("NER"), substantially in the form of Exhibit 2.4(i) attached hereto, which guaranty will provide for NER's guaranty of Seller's obligations under Article 9 of this Agreement; provided, however, that this guaranty shall be a standby guaranty, unless Seller fails to maintain book equity in excess of $100,000,000 Canadian and, if provided, shall terminate and be of no further force or effect on the date two years after the date hereof;

                  (j) A Certification by the Seller's Chief Financial Officer that the Seller's book equity exceeds $100,000,000 Canadian as of the calendar month preceding the Closing;

                  (k) The audited consolidated balance sheet of the Company and the Subsidiaries as at December 31, 1995 and 1994 and the statement of income for the fiscal year ended December 31, 1995 if the Company's total assets at December 31, 1995 are less than U.S. $100,000,000 (or the Company's audited consolidated balance sheet as at December 31, 1993, December 31, 1994 and December 31 1995 and its statements of net income for the fiscal years ended December 31, 1995 and December 31, 1994 if the Company's total assets at December 31, 1995 are equal to or greater than U.S. $100,000,000) each as prepared by the Seller in accordance with U.S. generally accepting accounting principles and in accordance with the Company's historical accounting methods, consistently applied ("GAAP") and audited by Deloitte & Touche. Buyer shall pay up to U.S. $50,000 of the cost of auditing such statements. Upon delivery of such audited financial statements to Buyer, Seller shall be deemed to represent and warrant to Buyer pursuant to Section
         3.6 that such balance sheets and the notes thereto fairly present in all material respects the financial position of the Company and its Subsidiaries as of the date thereof, and such statements



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         of income and the notes thereto fairly present in all material respects the results of operations for the period therein referred to, all in accordance with GAAP. Such audited consolidated balance sheets shall not be materially different from the balance sheet as of December 31, 1995 set forth in Schedule 3.6;

                  (l) A Trademark License to use the name ETI Energy Transportation in substantially the form attached hereto as Exhibit 2.4(l); and

                  (m) Such other endorsements, instruments or documents as may be necessary or appropriate to carry out the transactions contemplated hereby.


                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Buyer, as of the date hereof, and as of the Closing Date (except where otherwise specifically provided), as set forth below.

         3.1. Authority. Seller has full right, power and authority and has taken all corporate action, including obtaining the approval of its Board of Directors, necessary to execute and deliver this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Seller and constitutes a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         3.2. No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the creation of any Lien or the termination or acceleration of any indebtedness or other obligation of the Business or the Company or any Subsidiary and are not prohibited by, do not violate or conflict with any provision of, and do not constitute a default under or a breach of (a) the Articles of Incorporation or By-laws of the Company, any Subsidiary or Seller, (b) any Material Contract (as hereinafter defined), (c) any order, writ, injunction, decree or judgment of any court or governmental agency, or (d) any law, rule or regulation applicable to Seller, the Company or any Subsidiary. No approval, authorization, registration, consent, notice, order or other action of or filing with any person, including any court, administrative agency or other governmental or regulatory authority ("Governmental Entity"), is required for the execution and delivery by Seller of this Agreement or the consummation of the transactions contemplated hereby, other than the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, as amended (the "HSR Act").




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         3.3. Organization. Seller is a corporation validly existing and in good standing under the laws of Canada. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has full power and authority and all requisite rights, licenses, permits and franchises to own, lease and operate its assets and to carry on the business in which it is engaged. Each of the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Each of the Company and the Subsidiaries is duly licensed, registered and qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the ownership, leasing or operation of its assets or the conduct of its business requires such qualification, except where the failure to be so licensed, registered or qualified would not have a material adverse effect upon the Business or its assets. Schedule 3.3 sets forth each state or other jurisdiction in which the Company and each Subsidiary is licensed or qualified to do business.

         3.4. Capitalization of the Company. The Company's equity capital consists of 100,000 authorized shares of preferred stock, U.S. $1 par value, of which no shares are issued and of 200,000 authorized shares of common stock, U.S. $1,000 par value, of which 155,000 shares are issued, outstanding and owned beneficially and of record by Seller free and clear of any Liens. All outstanding shares of Stock are duly authorized, validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive subscription or other right of any person to acquire securities. There is no outstanding subscription, option, convertible or exchangeable security, preemptive right, warrant, call or agreement (other than this Agreement) relating to the Stock or other obligation or commitment to issue any shares of Stock. There are no voting trusts or other agreements, arrangements or understandings applicable to the exercise of voting or any other rights with respect to any Stock. Seller has good title to all of the Stock and the absolute right to sell, assign, transfer and deliver the same to Buyer, free and clear of all Liens and the transfer and delivery of the Stock by Seller to Buyer as contemplated by this Agreement will transfer good and marketable title to the Stock to Buyer.

         3.5. Capitalization of the Subsidiaries. The equity capital stock of each Subsidiary is as set forth in Schedule 3.5. All of the issued and outstanding shares of capital stock of each Subsidiary are owned beneficially and of record by the Company free and clear of any Liens and have been duly authorized, validly issued, are fully paid and non-assessable, and have not been issued in violation of any preemptive rights of stockholders. No options, warrants or other rights to acquire, sell or issue shares of capital stock of any of the Subsidiaries, whether upon conversion of other securities or otherwise, are outstanding. Except for the Company's ownership of the capital stock of the Subsidiaries, neither the Company nor any Subsidiary, either directly or indirectly, owns an equity interest in any other corporation, partnership or other entity.

     3.6. Financial Statements. Schedule 3.6 contains the unaudited consolidated balance sheets of the Company and its Subsidiaries for each of the years ended December 31, 1995,



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1994 and 1993,  and the statements of income for the fiscal years ended December
31, 1995 and 1994. All such balance sheets and the notes thereto fairly present in all material respects the financial position of the Company and its Subsidiaries as of the respective dates thereof and such statements of income and the notes thereto fairly present in all material respects the results of operation for the periods therein referred to, all in accordance with GAAP. Upon delivery to Buyer of the audited financial statements referred to in Section 2.4, this representation and warranty with regard to the income statement for the year ended December 31, 1995 included in Schedule 3.6, and the balance sheets dated December 31, 1995 and December 31, 1994 included in Schedule 3.6, shall have no further effect and the representations and warranties set forth in this Section 3.6 shall apply to, and be deemed to be made by Seller with regard to, such audited financial statements.

         3.7. Subsequent Events. Since December 31, 1995, the Business has been operated only in the ordinary course of business and there has not been any (i) material adverse change in the assets, liabilities, financial condition, earnings, properties, business, customer base or results of operations, (ii) damage, destruction or condemnation with respect to any material asset or property owned, leased or otherwise used by the Company or any Subsidiary, whether or not covered by insurance, (iii) declaration, setting aside or payment of any dividend whether in cash, stock or property with respect to the Stock or any redemption or other acquisition of Stock by the Company, (iv) change by the Company in accounting methods, practices or principles and (v) other material transaction entered into by the Company or any Subsidiary. Without limiting the foregoing, except as set forth on Schedule 3.7 and in each case, except in the ordinary course of business, since December 31, 1995 to the date hereof, neither the Company nor any Subsidiary has:

                  (a) sold, leased, transferred or otherwise disposed of any tangible assets or property related to the Business or canceled, compromised, released or assigned any debt or claim relating to the Business, in each case, in an amount individually in excess of $100,000;

                  (b)  subjected any of the assets of the Company to any Lien;

                  (c) made (or committed to make) capital expenditures in an aggregate amount in excess of U.S. $200,000 in any month;

                  (d) instituted, settled or agreed to settle any litigation, action or proceeding before any Governmental Entity, except for settlement of workers' compensation and similar claims or other claims for personal injury, in each case not in excess of U.S. $50,000;

                  (e) assumed, guaranteed, endorsed or otherwise become responsible for the obligations of any person or other entity;




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                  (f)  granted any increase in compensation or fringe benefits;

                  (g)  agreed,   undertaken,   or   committed  to  carryout  any
         investigation, assessment, remediation or response action regarding the presence or possible presence of Hazardous Materials;

                  (h) except for  Material  Contracts  listed on Schedule  3.19,
         entered  into  any  material  agreement,   contract,   license,  lease,
         arrangement or commitment; or

                  (i) authorized or entered into any binding commitment (whether written or oral) to take any of the types of action described in the foregoing paragraphs (a) through (h).

         3.8. Absence of Undisclosed Liabilities. Except (i) as reflected elsewhere in this Agreement, (ii) as shown in Schedule 3.8, (iii) as reflected in the balance sheets, (iv) for liabilities which would form the basis for an Insurable Claim or (v) for liabilities and obligations incurred in the ordinary course of business consistent with past practices, neither the Company nor any Subsidiary has any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which individually would subject the Company or a Subsidiary to a liability in excess of $2,500.

         3.9. Banking Relationships. Schedule 3.9 sets forth a correct and complete list of all banks and financial institutions in which the Company or any Subsidiary has an account, deposit, safe-deposit box, lock box or line of credit or other loan facility, and the names of all persons authorized to draw on those accounts or deposits, or to borrow under such lines of credit or other loan facilities, or to obtain access to such boxes.

         3.10. Insurance. Schedule 3.10 sets forth a correct and complete list (including the name of the insurer, coverage, self-retention and expiration date) of all binders and policies of fire, liability, product liability, workers' compensation, vehicular and other insurance purchased from outside parties and held by Seller, the Company or any Subsidiary on behalf of the Company or any Subsidiary in effect as of the date hereof. All policies and binders listed on Schedule 3.10 are valid and binding in accordance with their terms, and are in full force and effect as of the date hereof (it being understood that the Company and the Subsidiaries will cease to participate in or be covered by the Seller's insurance for events and occurrences which take place after the Closing). Except for claims set forth on Schedule 3.10, there are, as of the date hereof, no outstanding unpaid claims under any such policy or binder, and, except as set forth on Schedule 3.10, neither Seller, the Company nor any Subsidiary has received any notice of cancellation or non-renewal of any such policy or binder. Except as set forth on Schedule 3.10, neither Seller, the Company, nor any Subsidiary has satisfied any legal requirement to maintain financial assurance pursuant to any Environmental Law through self insurance or insurance purchased directly or indirectly from any affiliate. Except for workers' compensation payments made by insurance carriers, the



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Company,  its  Subsidiaries  and  its  insurance  companies  have  not,  in  the aggregate, paid any losses relating to Insurable Claims aggregating more than U.S. $1,000,000 per year in either of the last two years.

         3.11. Assets. Except as set forth on Schedule 3.11, the Company and each Subsidiary has good title to all of its properties or has possession of all leased properties necessary for operation of the Business as presently conducted pursuant to valid and binding leases, and with respect to vehicles, certificated title, including all of the assets reflected on the December 31, 1995 balance sheet (but excluding any Real Estate, as to which Section 3.12 applies), free and clear of any Lien, except for properties disposed of, or subject to purchase or sales orders, in the ordinary course of business since December 31, 1995; and Liens securing taxes, assessments, governmental charges or levies, or the claims of materialmen, carriers, landlords and like persons, all of which are not yet due and payable or being contested in good faith, so long as such contest does not involve any substantial danger of the sale, forfeiture or loss of any assets of the Company and the Subsidiaries necessary for the operation of the Business as presently conducted.

         3.12.  Real Estate.

         (a) Schedule 3.12 sets forth a correct and complete list of each parcel of real property owned by the Company or a Subsidiary (the "Real Estate"). The Company or such Subsidiary is the legal and equitable owner of all right, title and interest in, has good and marketable title to, and is in possession of, the Real Estate, free and clear of all tenancies except as set forth on Schedule
3.12 or other possessory interests, security interests, conditional sale or other title retention agreements, Liens, encumbrances, mortgages, pledges, assessments, easements, rights of way, covenants, restrictions, options, rights of first refusal, defects in title, encroachments and other burdens, except those that will not prohibit the use of the Real Estate immediately after the Closing in substantially the same manner as such Real Estate is currently used.

         (b) Except as set forth on Schedule 3.12, since January 1, 1996, no portion of any Real Estate has been condemned, requisitioned or otherwise taken by any public authority, and, to Seller's Knowledge, no such condemnation, requisition or taking is threatened or contemplated.

         (c) As of Closing, Seller has delivered to Buyer correct and complete copies of all title insurance policies, abstracts, title reports, and existing surveys, environmental audits and similar reports, if any, with respect to each parcel of Real Estate.

         (d) Schedule 3.12 sets forth a correct and complete list of each parcel of real property leased by the Company or a Subsidiary other than the Westmont and Oakbrook, Illinois properties (the "Real Estate Leases"). The Company or a Subsidiary has been in peaceable possession of the premises covered by each Real Estate Lease since the commencement of the



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



original term of such Lease. Neither the Company nor any Subsidiary is in default under any Real Estate Lease to which it is a party, where such default would prohibit the use of such property immediately after the Closing in substantially the same manner as such property is currently used. As of Closing, Seller has provided to Buyer correct and complete copies of each Real Estate Lease.

         3.13.  Personal  Property Leases. To the Seller's  knowledge,  Schedule
3.13 sets forth a correct and complete list of all leases of personal property used in the Business other than pressure and dispenser vessels and other than personal property located at the Westmont and Oakbrook properties (the "Personal Property Leases"). The Company or a Subsidiary is in peaceable possession of the property covered by each Personal Property Lease. Neither the Company nor any Subsidiary is in default under any Personal Property Lease to which it is a party, where such default would prohibit the use of such property immediately after the Closing in substantially the same manner as such property is currently used.

         3.14. Intellectual Property. Schedule 3.14 sets forth a correct and complete list of all material patents, registered trademarks, registered trade names, registered servicemarks and registered copyrights owned by the Company or a Subsidiary and applications for any of the foregoing (the "Intellectual Property"). Schedule 3.14 sets forth a correct and complete list of all licenses and other agreements relating to any Intellectual Property other than licenses related to Excluded Assets. Except as set forth in Schedule 3.14, with respect to the Intellectual Property, (a) no action, suit, proceeding or investigation is pending or, to Seller's Knowledge, threatened; (b) to Seller's Knowledge, none of the Intellectual Property interferes with, infringes upon, conflicts with or otherwise violates the rights of others or is being interfered with or infringed upon by others, and none is subject to any outstanding order, decree, judgment, stipulation or charge; and (c) there are no royalties, commissions or similar arrangements, and no licenses, sublicenses or agreements, pertaining to any of the Intellectual Property.

         3.15. Employees. Schedule 3.15 sets forth a correct and complete list of all written agreements with employees of the Company or any Subsidiary regarding services to be rendered, terms and conditions of employment, and compensation (the "Employment Contracts") as of the date hereof. Except for employees who are listed on Schedule 1.4, Schedule 3.15 sets forth a correct and complete list of all employees of the Company, including name, title or position, the present annual compensation (including bonuses, commissions and deferred compensation), years of service and any interests in any incentive compensation plan. Except as set forth on Schedule 3.15, there are no controversies pending or, to Seller's Knowledge, threatened involving any employees.

     3.16. Labor Matters. Neither the Company nor any Subsidiary has a collective bargaining, union or labor agreement or other arrangement with any group of employees, labor union or employee representative(s). The Company and each Subsidiary is in compliance with all federal, state or other applicable laws respecting employment and



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employment  practices,  terms and conditions of employment,  including,  without
limitation,   health  and  safety,  and  wages  and  hours,  except  where  such noncompliance would not prohibit the Company or any Subsidiary from carrying on its business as presently conducted or subject the Company or any Subsidiary to the payment of any fine, penalties or damages in excess of $2,500. No unfair labor practice complaint is pending against the Company or any Subsidiary before the National Labor Relations Board or any similar agency. There is no labor strike, slow down or work stoppage pending or, to Seller's Knowledge, threatened against the Company or any Subsidiary.

         3.17.  Employee Benefit Plans.

                  (a) Schedule 3.17 sets forth a correct and complete list of each: "employee welfare benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), "employee pension benefit plan" (as defined in Section 3(2) of ERISA) ("Pension Plans"); bonus, profit sharing, deferred compensation, incentive or other compensation plan or arrangement; and other employee fringe benefit plans; whether funded or unfunded, qualified or unqualified (all the foregoing being herein called "Benefit Plans"), maintained or contributed to by the Company or a Subsidiary for the benefit of any of its officers, employees or other persons. Without limiting the foregoing, Schedule 3.17 specifically discloses any obligation of the Company or any Subsidiary to provide post-retirement health benefits to current or former employees of the Company or any Subsidiary.

                  (b) Except as set forth in Schedule 3.17, each Benefit Plan and any related trust agreement or annuity contract or any other funding instrument complies with the provisions of applicable law, including ERISA and the Internal Revenue Code of 1986, as amended (the "Code"), and all necessary governmental approvals for the Benefit Plans have been obtained. There are no actions, suits, or claims (other than routine claims for benefits) pending or, to Seller's Knowledge, threatened, against or with respect to any Benefit Plan or the assets of any such Benefit Plan, and no facts exist that could give rise to any actions, suits, or claims (other than routine claims for benefits) against such Benefit Plans or assets. Each Pension Plan is qualified in form and operation under Section 401(a) of the Code, the Internal Revenue Service has issued a favorable determination letter with respect to each Pension Plan, and no event has occurred that will or could give rise to a disqualification under Section 401(a) of the Code. No Pension Plan is subject to the provisions of Title IV of ERISA.

                  (c) Except as set forth in Schedule 3.17, within five days after the execution of this Agreement Seller shall furnish to Buyer correct and complete copies of (i) the plan documents and summary plan description (including any summaries of material modifications), (ii) the most recent determination letter received from the Internal Revenue Service, (iii) the two most recent Form 5500 Series Annual Reports required to be filed for each such Benefit Plan, (iv) all related trust agreements, insurance



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



         contracts or other funding agreements which implement such Benefit Plan, and (v) all service agreements that affect such Benefit Plan.

         3.18.  Licenses  and  Permits.  Schedule  3.18  contains a correct  and complete list of each license, permit, certificate, approval, exemption, franchise, registration or authorization issued to the Company or a Subsidiary where the failure to have such license or permit would prohibit the Company or any Subsidiary from carrying on the Business as presently conducted (collectively, the "Licenses and Permits"). The Licenses and Permits are valid and in full force and effect and there are not pending nor, to Seller's Knowledge, threatened, any proceedings which could result in the termination, revocation, limitation or impairment of any License or Permit.

         3.19. Material Contracts. Schedule 3.19 sets forth a correct and complete list of all instruments, commitments, agreements, arrangements and understandings in effect as of the date hereof related to the Business to which the Company or a Subsidiary is a party or bound, or by which any of its assets are subject or bound and meeting any of the descriptions set forth below (the "Material Contracts"):

                  (a) Personal Property Leases, licenses of Intellectual Property, Employment Contracts, Benefit Plans and Licenses and Permits; and

                  (b) Any other contract, commitment, agreement, arrangement or understanding related to the Business which (i) provides for payment or performance by either party thereto having an aggregate annual payment or performance obligation of U.S. $300,000 or more, (ii) is not terminable without payment or penalty on ninety (90) days (or less) notice, or (iii) is with any affiliate of the Company or any officers and directors of the Company.

On or before the Closing Date, correct and complete copies of each Material Contract identified on Schedule 3.19 shall be delivered to Buyer; provided, however, that the Seller shall not be required to disclose information with respect to any individual customer, reseller or other agent or provide any customer lists to the Buyer. To Seller's Knowledge, each Material Contract is in full force and effect and is valid, binding and enforceable in accordance with its terms. No event has occurred which is or, after the giving of notice or passage of time, or both, would constitute a default under or a breach of any Material Contract by the Company or any Subsidiary, or, to Seller's Knowledge, by any other party. There is no Lien on the Company's or any Subsidiary's interest under any Material Contract.

         3.20.  Taxes. No  representation  or warranty set forth in this Section
3.20 shall, with respect to any affiliated, combined, consolidated or unitary group of which the Company was once a member, relate to any taxable periods of such group after the Company ceased to be a member.




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



                  (a)  Each  of  the  Company  and  the   Subsidiaries  and  any
         affiliated, combined, consolidated or unitary group of which it is or was a member has paid all federal and state taxes (including, but not limited to, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital, production, transfer, withholding, employment, unemployment compensation, payroll and property taxes) and other governmental charges and assessments, including any deficiencies, interest, additions to tax or interest and penalties with respect thereto (hereinafter "Taxes" or, individually, a "Tax") required to be paid by it through the date hereof, and shall timely pay any Taxes required to be paid by it on or prior to the Closing Date for periods ending on or before the Closing Date. The provisions for Taxes (as opposed to any reserve for deferred taxes established to reflect timing differences between book and tax income), including federal and state income taxes
         (x) on the December 31, 1995 balance sheet and (y) taken into account for purposes of calculating Net Working Capital, are sufficient for the payment of all Taxes due with respect to the conduct of the business of the Company and the Subsidiaries up to and through December 31, 1995 and the Closing Date, respectively.

                  (b) Each of the Company, the Subsidiaries and any affiliated, combined, consolidated or unitary group of which it is or was a member has timely filed all tax returns required through the date hereof, and Seller shall prepare and timely file, in a manner consistent with prior years and applicable law, all tax returns required to be filed on or before the Closing Date. Each of such tax returns is true, accurate and complete in all material respects; provided, that the only representations and warranties made as to the amount of net operating loss carryovers and net capital loss carryovers ("Loss Carryovers") or the basis of the Company and the Subsidiaries in their assets shall be as set forth in subparagraph (r) below.

                  (c) A consolidated return has been filed for federal income tax purposes for each taxable year through the taxable year ending on December 31, 1994, for an "affiliated group" (within the meaning of Section 1504(a) of the Code), of which each of the Company and the Subsidiaries was an "includable corporation" (within the meaning of Section 1504(b) of the Code).

                  (d) Except as set forth in Schedule 3.20, no penalties or other charges are or will become due with respect to the late filing of any tax return of the Company or any Subsidiary or the affiliated, combined, consolidated or unitary group of which it is or was a member required to be filed for any period ending on or before the Closing Date.

                  (e) With respect to all tax returns of the Company or the affiliated, combined, consolidated or unitary group of which it is or was a member, (i) the statute of limitations for the assessment of Taxes has expired for all periods, other than the periods indicated on
         Schedule 3.20; and (ii) except as set forth on Schedule 3.20, no



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         audit is in progress  and no extension of time is in force with respect to any date on which any such return for Taxes was or is to be filed and no waiver or agreement is in force for the extension of time for the assessment or payment of any Tax.

                  (f) Schedule 3.20 sets forth the status of federal income tax audits of the returns of the Company for each fiscal year for which the statute of limitations has not expired, including the amounts of any deficiencies and additions to tax, interest and penalties indicated on any notices of proposed deficiency or statutory notices of deficiency, and the amounts of any payments made with respect thereto. Each return filed by the Company for which the federal income tax audit has not been completed accurately reflects in all material respects the amount of liability for Taxes for the period covered by such return and makes all disclosures required by the Code and regulations thereunder and other applicable law. Neither the Company nor any Subsidiary has agreed to and or is required to make any adjustments under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

                  (g) To Seller's Knowledge, Schedule 3.20 sets forth the status of state, local and foreign tax audits of the returns of each of the Company, the Subsidiaries and the affiliated, combined, consolidated or unitary group of which it is or was a member for each fiscal year for which the statute of limitations has not expired, including the amounts of any deficiencies or additions to tax, interest and penalties that have been made or proposed, and the amounts of any payments made by the Company or a Subsidiary and the affiliated, combined or unitary group of which it is or was a member with respect thereto. Each state and local income tax return filed by the Company or a Subsidiary and the affiliated, combined or unitary group of which it is or was a member for which the tax audit has not been completed accurately reflects in all material respects the amount of its liability for Taxes for the period covered by such return and makes all material disclosures required by applicable law.

                  (h) Except as set forth in Schedule 3.20, there are no federal tax elections under the Code that are in effect with respect to the Company, the Subsidiaries or the affiliated, combined, consolidated or unitary group of which the Company or any Subsidiary is or was a member
         (i) for the fiscal year ended December 31, 1995, (ii) the taxable period or portion thereof ending on the Closing Date or (iii) which would affect any taxable period of the Company or any Subsidiary after the Closing Date.

                  (i) Neither the Company nor any Subsidiary has at any time consented under Section 341(f)(1) of the Code to have the provisions of
         Section 341(f)(2) of the Code apply to any sale of its stock.

                  (j) Except as set forth on Schedule 3.20, neither the Company nor any Subsidiary is a party to, nor is bound by or has any obligation under any tax sharing, tax indemnification or similar agreement.



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                  (k)  Neither  the  Company  nor any  Subsidiary  has  made any payments, is obligated to make any payments, or is a party to any agreement that could require it to make any payments, that are not deductible under Section 280G or 162(m) of the Code.

                  (l) No asset of the Company or any of the Subsidiaries is tax exempt use property under Section 168(h) of the Code. No portion of the cost of any asset of the Company or any of the Subsidiaries is financed directly or indirectly from the proceeds of any tax exempt state or local governmental obligation described in Section 103(a) of the Code.

                  (m) None of the assets of the Company or any of the Subsidiaries is property that the Company or any of the Subsidiaries is required to treat as being owned by any other person pursuant to the safe harbor lease provisions of former Code Section 168(f)(8). None of the assets of the Company or any of the Subsidiaries is subject to a lease described in Section 7701(h) of the Code or under any predecessor provision.

                  (n) Neither the Company nor any of the Subsidiaries currently has a permanent establishment in any foreign country or engages or has previously engaged in a trade or business in any foreign country. Except for the Seller, neither the Company nor any of the Subsidiaries is a foreign person within the meaning of Code Section 1445.

                  (o) The Company and each Subsidiary has maintained such records in respect of each transaction, event and item (including as required to support otherwise allowable deductions and losses) as are required under applicable Law.

                  (p) Neither the Company nor any Subsidiary has been a United Stated real property holding corporation within the meaning of Code
         Section  897(c)(2)  during  the  applicable  period  specified  in Code
         Section 897(c)(1)(A)(ii) and the Seller shall so certify in the manner provided by applicable Treasury Regulations under Code Section 897.

                  (q) To Seller's Knowledge, as of the Closing Date, none of the Company or any of the Subsidiaries is a partner in any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

                  (r) (i) The basis of the Company and the Subsidiaries in their assets as of December 31, 1994 for federal income tax purposes is not less than 85% of the amounts set forth on Schedule 3.20; (ii) the amount of the Loss Carryovers as of December 31, 1994 allocable to the Company or any of the Subsidiaries is not less than 85% of the amounts set forth on Schedule 3.20; and (iii) the amount of any Loss



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         Carryovers  as of December 31, 1994  allocable to the Company or any of the Subsidiaries for purposes of the Alternative Minimum Tax is not less than 85% of the amounts set forth on Schedule 3.20; provided, that Sellers make no representation or warranty as to the utilization of any Loss Carryovers shown on such tax returns.

         3.21. Product Warranty. All products processed, distributed, shipped or sold by the Company or any Subsidiary conform with all applicable contractual commitments, except where a failure to conform by the Company or a Subsidiary would not permit the other party to terminate such contract. No products heretofore distributed, sold or delivered by the Company or a Subsidiary are now subject to any guarantee, warranty, claim for product liability, or patent or other indemnity, other than those set forth in Schedule 3.21. All warranties are in conformity in all material respects with the labeling and other requirements of applicable law.

         3.22. Legal Proceedings. Except as set forth in Schedule 3.22, neither the Company nor any Subsidiary is engaged in or a party to or, to Seller's Knowledge, threatened with any action, suit, proceeding, complaint, charge, hearing, investigation or arbitration or other method of settling disputes or disagreements (other than environmental claims as to which Section 3.23 applies). As of the date hereof, neither Seller nor the Company nor any Subsidiary has received notice of any investigation threatened by any Governmental Entity. As of the date hereof, except as set forth in Schedule 3.22, neither the Company nor any Subsidiary is subject to any judgment, order, writ, injunction, stipulation or decree of any court or any Governmental Entity or any arbitrator.

         3.23.  Environmental Matters.  Except as set forth in Schedule 3.23:

                  (a) Neither Seller nor the Company nor any Subsidiary has received written notice from any Governmental Entity that the Company or any Subsidiary is not in compliance in all material respects with all applicable federal and state laws and regulations in effect on the date hereof relating to pollution or the environment under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C.A. ss.ss. 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C.A. ss.ss. 6901 et seq. the Clean Water Act, 33 U.S.C.A. ss.ss. 1251 et seq., the Clean Air Act, 42 U.S.C.A. ss.ss. 7401 et seq., and laws and regulations relating to emissions, spills, leaks, discharges, releases or threatened releases of any "hazardous substance," or "hazardous waste," as defined therein, petroleum and petroleum products, natural gas or synthetic gas, material that is a source, special nuclear or by-product material, as defined by the Atomic Energy Act of 1954, 42 U.S.C.A. ss.ss. 3011 et seq., and the regulations promulgated thereto and "hazardous chemical," as defined in 29 C.F.R. Part 1910 or otherwise relating to the manufacture, possession, distribution, use, treatment, storage, disposal,



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         transport or handling of such material (such laws and regulations being hereinafter referred to as "Environmental Laws");

                  (b) All material permits and other governmental authorizations required under Environmental Laws currently held by the Company or a Subsidiary are identified on Schedule 3.23, and, as of the date hereof, the Company and each Subsidiary is in compliance in all material respects with the terms and conditions of such permits and authorizations; and

                  (c) To Seller's Knowledge, Schedule 9.7 lists all of the violations of Environmental Laws by the Company or its Subsidiaries for which remediation could be required by a Governmental Entity.

         3.24. Compliance with Law. The Company and each Subsidiary complies, in all material respects, with all statutes, codes, ordinances, licensing requirements, laws, rules, regulations, decrees, awards or orders applicable to the Business to the extent necessary to carry on the Business as currently conducted, including those relating to employment, the production, sale and distribution of products, and control of foreign exchange, except with respect to Benefit Plans and Environmental Laws which are covered by Sections 3.17 and 3.23, respectively.

          3.25. Capital Expenditures. Each of the Company and the Subsidiaries has outstanding commitments for capital expenditures as set forth on
     Schedule 3.25.

          3.26. Brokers. Except for Smith Barney Inc. ("Smith Barney") (whose fees shall be paid by Seller), neither Seller nor the Company has retained any broker, finder or agent or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the transactions contemplated hereby.

         3.27. No Implied Representation. Notwithstanding anything contained in this Article III or any other provision of this Agreement, SELLER IS NOT MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY GIVEN BY SELLER IN THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OR REPRESENTATION AS TO THE VALUE, CONDITION, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR SUITABILITY OF ANY OF THE ASSETS, PROPERTIES, RIGHTS OR CLAIMS OF SELLER, THE COMPANY, ANY SUBSIDIARY OR THE BUSINESS, OR ANY DOCUMENTS MADE AVAILABLE OR MANAGEMENT PRESENTATION TO BUYER OR ITS REPRESENTATIVES, ALL OF WHICH ARE HEREBY DISCLAIMED.





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                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                    OF BUYER

         Buyer hereby represents and warrants to Seller as of the date hereof, and as of the Closing Date, as follows:

         4.1. Authority. Buyer has full right, power and authority and has taken all corporate action, including obtaining approval and consent of its Board of Directors, necessary to execute and deliver this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Buyer and constitutes a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         4.2. No Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the creation of any Lien or the acceleration of any indebtedness or other obligation of Buyer and are not prohibited by, do not violate or conflict with any provision of, and do not result in a default under or a breach of (a) the Certificate of Incorporation, By-Laws or any other organizational documents of Buyer, (b) any contract, agreement, permit, license or other instrument to which Buyer is a party or by which it is bound, (c) any order, writ, injunction, decree or judgment of any court or Governmental Entity, or (d) any law, rule or regulation applicable to Buyer. No approval, authorization, consent or other order or action of or filing with any Governmental Entity is required for the execution and delivery of this Agreement or the consummation by Buyer of the transactions contemplated hereby, other than the expiration of the waiting period under the HSR Act.

         4.3. Due Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority and all requisite licenses, permits and franchises to own, lease and operate its assets and to carry on the business in which it is engaged. Buyer is duly licensed and qualified to do business as a foreign corporation and is in good standing in all jurisdictions where failure to be so licensed or qualified would have a material adverse effect upon its business or assets.

          4.4. Brokers. Buyer has not retained any broker, finder, advisor or intermediary or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the transactions contemplated hereby.

          4.5. Buyer's Investment Intent. Buyer is purchasing the Stock for its own account and not with a view to, or present intention of, sale or distribution thereof in violation of the


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Securities  Act of 1933, as amended (the "1933 Act") and such shares will not be disposed of in contravention of the 1933 Act. Buyer acknowledges that such shares are not and have not been registered with the Securities and Exchange Commission or any securities commission or agency of any state, and may not be transferred or disposed of without registration under the 1933 Act and applicable state securities laws or an exemption from such registration.

         4.6. Buyer's Business Investigation. Buyer has conducted such investigation of the Business as it has deemed necessary in order to make an informed decision concerning the transactions contemplated hereby. As of the date hereof, with respect to information furnished by Seller, Buyer has relied only upon information set forth herein or in a Schedule attached hereto and has not relied upon any other information or statement, oral or written, not described herein or in a Schedule attached hereto, notwithstanding the delivery or disclosure to Buyer by Seller or any representative or other information with respect to any of the foregoing. As of the Closing, Buyer acknowledges that, to the extent permitted on Schedule 5.5, it has been given access to and, to the extent Buyer deemed necessary and was permitted by Seller pursuant to Schedule 5.5, has visited and examined the premises of the Business and is familiar with the condition thereof. The Buyer does not know of any breach of any representation or warranty set forth in Article III hereof.

         4.7. Financial Capacity. As of the date hereof, Seller shall has received from the Buyer a highly-confident letter from Donaldson, Lufkin and Jenrette ("DLJ") relating to the U.S. $84,000,000 of financing required at Closing, on terms and conditions acceptable to Buyer in its sole discretion. Prior to the date hereof, Smith Barney has been given the opportunity to make appropriate inquiry of DLJ and Buyer concerning such letter.

         4.8. Disputes or Proceedings. There is no action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) pending or, to Buyer's knowledge, threatened that challenges or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the consummation of the transactions contemplated thereby.

         4.9. Solvency of the Company. After giving effect to the consummation of the transactions contemplated hereby and any financing of this transaction arranged by Buyer, the Company and the Subsidiaries will be Solvent (hereinafter defined). For purposes of this Section 4.9 and for purposes of the condition precedent set forth in Section 8.3, the term "Solvent" means for the Company and the Subsidiaries (on a consolidated basis) that (i) the fair value (on a going concern basis) of their assets exceeds the total amount of their liabilities, including contingent liabilities, (ii) the present fair salable value of their assets is not less than the amount that will be required to pay the probable liability on their debts as they become absolute and matured, (iii) they are able to realize on their assets and pay their debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (iv) Buyer does not intend for them to, and does not believe that they will, incur debts or liabilities beyond their ability to pay as such debts and liabilities



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



mature, and (v) they are not engaged in a businesses or transactions for which their property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industries in which they are engaged. For purposes of the preceding sentence, in computing the amount of contingent liabilities at any time, such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.


                                    ARTICLE V

                               COVENANTS OF SELLER

         Seller hereby agrees to keep, perform and fully discharge the following covenants and agreements.

         5.1. HSR Act Compliance. Seller shall file or cause to be filed with the Federal Trade Commission and the United States Department of Justice within five (5) days after the date of this Agreement, the notifications required to be filed by its "ultimate parent" under the HSR Act with respect to the transactions contemplated herein. Seller will use its best efforts to, or to cause its affiliates to, make such filings promptly, to respond to any requests for additional information made by either of such agencies, to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date, and to resist vigorously any assertion that the transactions contemplated hereby constitute a violation of the antitrust laws, all to the end of expediting consummation of the transactions contemplated hereby.

          5.2. Liabilities and Other Obligations. Seller agrees that all Excluded Claims shall be Seller's sole obligation and responsibility and that Buyer is not assuming any such liability or obligation and Buyer shall have no responsibility therefor.

         5.3. Interim Financial Information. Seller will supply Buyer with unaudited consolidated monthly financial statements of the Company and its Subsidiaries within ten (10) days of the end of each month ending between March 31, 1996, and the Closing Date certified by its President and its Chief Financial Officer as having been prepared in accordance with the procedures employed by the Company in preparing prior monthly financial statements. All such financial statements shall be accompanied by a certificate of the Company's President and its Chief Financial Officer certifying that such financial statements were prepared on a basis consistent with the unaudited consolidated financial statements for the preceding months and such unaudited statements include all adjustments (all of which were normal recurring adjustments) necessary to fairly present in all material respects the financial position, results of operations and changes in financial position at and for such period.




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         5.4.  Interim  Conduct  of  Business.  From the date  hereof  until the
Closing, unless approved by Buyer in writing, Seller shall cause the Company and each Subsidiary to operate the Business consistent with past practice and in the ordinary course of business and, except as permitted under Section 5.7 hereof will not permit the Company or any Subsidiary to:

                  (a) merge or consolidate with or agree to merge or consolidate with, nor purchase or agree to purchase all or substantially all of the assets of, nor sell or agree to sell all or substantially all of the assets of the Company or any Subsidiary, nor otherwise acquire, any corporation, partnership, or other business organization or division thereof;

                  (b) amend the Certificate of Incorporation or By-Laws of any such company;

                  (c) make any changes in its accounting methods, principles or practices;

                  (d) sell, consume or otherwise dispose of any assets, except in the ordinary course of business consistent with past practices;

                  (e) authorize for issuance, issue, sell or deliver any additional shares of the Company's capital stock of any class or any securities or obligations convertible into shares of its capital stock or issue or grant any option, warrant or other right to purchase any shares of its capital stock of any class;

                  (f) declare any dividend on, or make any distribution with respect to, the capital stock of any such company;

                  (g) modify, amend or terminate any Benefit Plans, except as under applicable law, or Material Contracts;

                  (h) agree, undertake or commit to make any capital expenditure in required excess of U.S. $200,000 in the aggregate, except as set forth in Schedule 3.25;

                  (i) agree, undertake, or commit to carry out any investigation, assessment, remediation, or response action regarding the presence or possible presence of any Hazardous Materials, unless the results are communicated to the Buyer in writing;

                  (j) take any of the actions specified in (a) through (i) or cause the Company to incur any liabilities for borrowed money, other than liabilities incurred in the ordinary course of business consistent with past practices; or




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                  (k)  authorize or enter into an agreement to do any of the foregoing.

         5.5. Access. Seller shall, and shall cause the Company to, give Buyer and its representatives reasonable access to all properties, facilities, senior management, books, contracts, commitments and records as provided on Schedule
5.5. During the periods provided on Schedule 5.5, Seller, the Company and each Subsidiary shall furnish Buyer with all financial and operating data and other information as to the Company, the Business and their respective assets, properties, rights and claims, as Buyer from time to time may reasonably request in furtherance of the due diligence process. Except as provided on Schedule 5.5 in connection with field due diligence, Buyer agrees not to contact any vendors, distributors or customers or nonofficer employees of the Company or Seller without the prior written consent of Seller, such consent to not be unreasonably withheld. Seller shall consult with Buyer and keep Buyer reasonably apprised of material developments relating to the Business.

         5.6. Seller's Efforts. Seller shall use its best efforts to consummate the transactions contemplated by this Agreement and shall not take any other action inconsistent with its obligations hereunder or which could hinder or delay the consummation of the transactions contemplated hereby except as permitted in Section 5.7. From the date hereof through the Closing Date, Seller shall use its best efforts to fulfill the conditions precedent to its obligations hereunder and to assist Buyer in completing the Systems Conversion.

         5.7. No Shop. Seller agrees not to actively solicit, initiate or encourage the submission of inquiries, proposals or offers from any other person relating to a purchase of either the assets or capital stock of the Company or to respond to any unsolicited inquiries; provided, however, that Seller shall be permitted to solicit proposals, inquiries or offers or to respond to any unsolicited inquiries in the event (a) the transactions contemplated by this Agreement have not closed prior to May 15, 1996, (b) the Buyer gives written notice to the Seller (which notice shall be given by Buyer immediately upon its knowledge thereof) that a problem has surfaced as a result of the Buyer's due diligence which would reasonably be expected to result in a failure to close the transactions contemplated hereby and such problem has not been resolved within two Business Days thereof or (c) the Buyer gives written notice to the Seller (which notice shall be given by Buyer immediately upon its knowledge thereof) that a problem has occurred which would reasonably be expected to prohibit the Buyer from obtaining financing for the transactions contemplated by this Agreement.

          5.8. Covenant Not To Compete. In exchange for an aggregate payment to Seller of U.S. $1,200,000 payable in three (3) equal annual installments of U.S. $400,000, commencing on the Closing Date, Seller agrees to the restrictions contained in this Section 5.8.
                  (a) In order that Buyer and its affiliates may enjoy the benefits of the goodwill of the Company and the Subsidiaries and the confidential information thereof, subject to Section 5.8(b), Seller agrees that, for a period of five (5) years from the Closing



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         Date in the  geographical  markets in which the  Business is  currently conducted, neither Seller nor any affiliate of Seller will, directly or indirectly, alone or in association with any other person, firm, corporation or other business organization, engage in activities competitive with the Business.

                  (b) Notwithstanding Section 5.8(a), (i) Seller and its affiliates may own up to 5% of a class of equity securities of a publicly held company engaged in the Business and (ii) Seller and its affiliates may acquire an interest in the securities or assets of an entity engaged in the Business, if such acquisition is part of a larger acquisition and either the assets engaged in the Business constitute no more than 20% of the total assets acquired (by means of stock or asset acquisition) or the revenues from such Business, for the last fiscal year preceding the acquisition, constitute no more than 20% of the total revenues from all assets and/or entities acquired and if Seller disposes of the assets related to the Business which are acquired in such acquisition within twelve (12) months after the closing of such acquisition.

                  (c) For purposes of this Section 5.8, the parties acknowledge that the term "Business" shall not include (i) the marketing and selling of propane on a wholesale basis in the State of New York, including the transporting of liquid petroleum products and by-products with respect thereto, (ii) Seller's operations at the Marysville, Michigan Underground Storage Terminal and (iii) the purchase, sale or exchange of propane at major supply points and pipelines in the United States, including, but not limited to, the Mt. Belvieu, Conway and Cochin pipeline and storage systems.

                  (d) As a separate and independent covenant, Seller agrees that, for a period of five (5) years from the Closing Date, neither it nor any of its affiliates will, directly or indirectly, for the purpose of engaging in the Business, call upon, solicit, advise or otherwise do, or attempt to do, business with any customer of the Company or any Subsidiary as of the Closing Date to take away or interfere with the Business (except that any business or entity of the type described in (b)(ii) above may continue to compete with the Business to the extent set forth in (b)(ii) above) or induce or solicit any employees of the Company, any Subsidiary, or Buyer to leave the employ of the Company, any Subsidiary or Buyer.

                  (e) The period of time during which Seller and its affiliates are prohibited from engaging in certain activities pursuant to the terms of this Section 5.8 shall be extended by the length of time, if any, during which Seller or any of its affiliates is in breach of the terms of this Section 5.8.

                  (f) Seller acknowledges that the failure of Seller or any of its affiliates to comply with the provisions of this Section 5.8 will result in irreparable and continuing damage to Buyer and its affiliates for which there will be no adequate remedy at law and that, in the event of a failure of Seller or any of its affiliates so to comply, Buyer



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         and  its  successors  and  permitted   assigns  shall  be  entitled  to
         injunctive relief and to such other and further relief as may be proper and necessary to ensure compliance with the provisions of this Section 5.8.

         5.9. Certificate as to Book Equity. Until the thirty-fifth month after the Closing, within ten (10) days after the end of any calendar month in which the Seller's book equity falls below $100,000,000 Canadian, Seller shall cause its Chief Financial Officer to execute and deliver a certificate attesting as to Seller's book equity as evidenced by Seller's unaudited financial statements.


                                   ARTICLE VI

                               COVENANTS OF BUYER

         Buyer hereby agrees to keep, perform and fully discharge the following covenants and agreements.

         6.1. HSR Act Compliance. Buyer shall file or cause to be filed with the Federal Trade Commission and the United States Department of Justice within five
(5) days of the date after this Agreement, the notifications required to be filed by its respective "ultimate parent" under the HSR Act with respect to the transactions contemplated herein. Buyer will use its best efforts to, or to cause its affiliates to, make such filings promptly, to respond to any requests for additional information made by either of such agencies, to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date, and to resist vigorously any assertion that the transactions contemplated hereby constitute a violation of the antitrust laws, all to the end of expediting consummation of the transactions contemplated hereby.

         6.2. Records and Documents. For ten (10) years following the Closing Date, Buyer shall grant to Seller and its representatives, at Seller's written request, access to and the right to make copies of those Company records and documents (at Seller's expense) as may be reasonably necessary or useful in connection with Seller's business and affairs after the Closing, including the preparation of Tax returns. Buyer shall notify Seller within five (5) days after receiving notice of any Tax audits of the Company or any Subsidiary for any period beginning prior to the Closing Date. Buyer shall permit Seller to control such audits and any related settlements with respect to periods beginning on or prior to the Closing Date; provided, that Seller is obligated to indemnify Buyer under Section 9.6. Buyer will cause the Company to promptly forward to Seller all information and materials regarding Excluded Assets or Excluded Claims, including endorsement of any checks or instruments related thereto.




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         6.3.  Buyer's  Efforts.  Buyer shall use its best efforts to consummate the transactions contemplated by this Agreement and shall not take any other action inconsistent with its obligations hereunder or which could hinder or delay the consummation of the transactions contemplated hereby. Buyer shall also use its best efforts to take or cause to be taken all actions necessary, proper or advisable to obtain any consent, waiver, approval or authorization relating to the HSR Act or similar law that is required for the consummation of the transactions contemplated hereby. From the date hereof through the Closing Date, Buyer shall use its best efforts to fulfill the conditions to its obligations hereunder and to cause its representations and warranties to remain true and correct in all material respects as of the Closing Date. Buyer agrees to maintain strict confidentiality of all information furnished in connection with the transactions contemplated hereby, all in accordance with the terms and conditions of the Confidentiality Agreement, dated August 22, 1995 (the "Confidentiality Agreement"). In the event that the transactions contemplated hereby are not consummated, Buyer shall return to Seller all written information furnished to it (and an executive officer shall certify in writing as to such return) and will not thereafter use such information for any purpose whatsoever or permit any such confidential information to be made publicly available.

         6.4. WARN Act Compliance. Buyer shall cause the Company to comply with the WARN Act and be solely responsible for furnishing the required notice of any "plant closing" or "mass layoff" which may occur after Closing, as applicable; provided, however, that if prior to the Closing, Buyer desires to effect a "plant closing" or "mass layoff" within sixty (60) days after the Closing Date and so notifies Seller and the Company in writing, Buyer may empower the Company, as its agent, to furnish the required notice, as directed by Buyer, with the further understanding that Buyer shall indemnify and hold Seller harmless for any inadequacy of such notice and for any liabilities under the WARN Act.


                                   ARTICLE VII

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

         Each and all of the obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to fulfillment prior to or at the Closing of the following conditions:

         7.1. Accuracy of Warranties and Performance of Covenants. The representations and warranties of Seller contained herein shall be true in all material respects on and (except where they speak of a specific date) as of the Closing Date, except for failures to be true and correct resulting from omissions or actions taken with Buyer's written consent. Seller shall have performed in all material respects all of the obligations and complied with each and all of the covenants, agreements and conditions required to be performed or complied with on or prior to the Closing.




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         7.2. No Pending Action. The waiting period under the HSR Act shall have expired or been terminated, and no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the transactions contemplated in this Agreement.

          7.3. Certain Indebtedness. Seller shall have caused all indebtedness of the Company and the Subsidiaries to or from Seller to be satisfied in full and shall have delivered to Buyer evidence of satisfaction of such obligations.

               7.4. No Adverse Change. There shall have been no material adverse change since January 1, 1996, in the business, customer base, financial condition, earnings or operations of the Company or any Subsidiary.

         7.5. No Proceeding or Litigation. No action, suit or proceedings before any court, arbitrator or Governmental Authority shall have been commenced or threatened, and no investigation by any Governmental Authority shall have been commenced or threatened against Seller or Buyer or any of their respective principals, officers or directors seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions.

     7.6. No Debt. Neither the Company nor any Subsidiary shall have any liability or obligation at Closing in connection with any (i) capitalized leases or (ii) borrowed money, except as disclosed on Schedule 3.19.

     7.7. Financing. The Buyer shall have borrowed funds sufficient to make payment of the Purchase Price and any other amounts to be paid by Buyer hereunder.


                                  ARTICLE VIII

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

         Each  and  all  of  the   obligations   of  Seller  to  consummate  the
transactions contemplated by this Agreement are subject to fulfillment or waiver prior to or at the Closing of the following conditions:

     8.1. Accuracy of Warranties and Performance of Covenants. The representations and warranties of Buyer contained herein shall be true in all material respects as of the Closing Date. Buyer shall have performed in all material respects all of the obligations and

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complied with each and all of the covenants,  agreements and conditions required to be performed or complied with on or prior to the Closing.

         8.2. No Pending Action. The waiting period under the HSR Act shall have expired or been terminated, and no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the transactions contemplated in this Agreement.

         8.3. Solvency Certificate. Simultaneously with the Closing, Buyer shall have caused to be prepared and delivered to Seller a certificate, duly executed by an appropriate officer of Buyer and in form and substance reasonably satisfactory to Seller, to the effect that based upon Seller's representations and warranties contained in Article III, and after giving effect to the transactions contemplated by this Agreement and the financing arranged by Buyer, the Company and the Subsidiaries (on a consolidated basis) are Solvent.

     8.4. Financing. The Buyer will have sufficient funds available to make payment of the Purchase Price and any other amounts to be paid by Buyer hereunder.


                                   ARTICLE IX

                          SURVIVAL AND INDEMNIFICATION

         9.1. Survival of Representations and Warranties. The representations and warranties of Seller and Buyer included in this Agreement shall survive for a period of eighteen (18) months after the Closing Date and shall thereafter expire, except with respect to breaches and violations theretofore specified in reasonable written detail to Seller by Buyer or to Buyer by Seller, as the case may be prior to the eighteenth month after the Closing Date and except for the representations and warranties contained in Sections 3.17 to the extent relating to Benefit Plans covered by ERISA and 3.20 relating to Taxes which shall survive for the applicable statute of limitations (and any extension or waiver thereof) for any tax return covering any tax year ending on or before December 31, 1996 and the representations in Sections 3.1, 3.4, 3.5, 4.1, 4.4 and 4.5 (collectively, the "Excluded Representations"), which shall survive from the Closing. Notwithstanding anything to the contrary contained herein, all claims for damages based on intentional or fraudulent actions, or intentional misrepresentations shall never expire.

         9.2. Indemnification of Buyer. Subject to the terms and conditions of this Article IX and except with respect to Tax matters which are covered by
Section 9.6 hereof and environmental matters which are covered by Section 9.7 hereof, Seller agrees to indemnify and hold harmless Buyer and its affiliates, and, if applicable, their respective



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directors, officers, shareholders, attorneys, accountants, agents, employees and financial advisors and their respective successors and permitted assigns against and in respect of any and all claims, demands, losses, damages, costs and reasonable expenses, including reasonable legal fees and expenses, other than any indirect or consequential damages ("Damages"), resulting from or arising out of (i) any failure of Seller to perform or otherwise fulfill or comply with any
provision  of  this   Agreement   and  (ii)  any  breach  or  violation  of  any
representation or warranty of Seller hereunder or in any certification or instrument delivered to Buyer in connection with Closing for the period such representation and warranty survives hereunder.

         9.3. Indemnification of Seller. Subject to the terms and conditions of this Article IX, Buyer agrees to indemnify and hold harmless Seller and its affiliates, and, if applicable, their respective directors, officers, shareholders, attorneys, accountants, agents, employees and financial advisors and their respective successors and permitted assigns against and in respect of any and all Damages resulting or arising from (i) any failure by Buyer to perform or otherwise fulfill or comply with any provision of this Agreement and
(ii) any breach or violation of any representation or warranty of Buyer hereunder or in any or certificate or instrument delivered to Seller in connection with Closing for the period such representation and warranty survives hereunder.

         9.4. Claims. Any claim for indemnity under Sections 9.2, 9.3, 9.6, 9.7 or 9.8 shall be made by written notice from the party seeking to be indemnified (the "Indemnified Party") to the party from which indemnification is sought (the "Indemnifying Party") specifying in reasonable detail the basis of the claim. In order to make a claim for indemnification hereunder, the Indemnified Party shall not settle or compromise any claim which would be covered by indemnification pursuant to Sections 9.6, 9.7 or 9.8 or any other claim less than U.S. $2,500 without complying with the provisions set forth in this Section 9.4, except as required under applicable law. When an Indemnified Party seeking indemnification receives notice of any claims made by third parties ("Third Party Claims") which is to be the basis for a claim for indemnification hereunder, the Indemnified Party shall give written notice within a reasonable period thereof to the Indemnifying Party reasonably indicating the nature of such claims and the basis thereof. Upon notice from the Indemnified Party, the Indemnifying Party may, but shall not be required to, assume the defense of any such Third Party Claim, including its compromise or settlement, and the Indemnifying Party shall pay all reasonable costs and expenses thereof and shall be fully responsible for the outcome thereof; provided, however, that (i) the Indemnifying Party shall not settle or compromise any such claim without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld) and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any claim which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to Indemnified Party, a release from all liability in respect to such claim. In connection with any claim involving any remedy other than monetary damages, the Indemnified Party shall have the right to be kept informed and be consulted in connection with the resolution of such



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claim. The Indemnifying  Party shall give notice to the Indemnified  Party as to its  intention to assume the defense of any such Third Party Claim within thirty
(30) days after the date of receipt of the Indemnified Party's notice in respect of such Third Party Claim. If an Indemnifying Party does not, within thirty (30) days after the Indemnified Party's notice is given, give notice to the Indemnified Party of its assumption of the defense of the Third Party Claim, the Indemnifying Party shall be deemed to have waived its rights to control the defense thereof. If the Indemnified Party assumes the defense of any Third Party Claim because of the failure of the Indemnifying Party to do so in accordance with this Section 9.4, the Indemnifying Party shall pay all reasonable costs and expenses of such defense and shall be fully responsible for the outcome thereof; provided, however, that the Indemnifying Party shall only be responsible for reasonable fees and expenses of one counsel (in addition to local counsel) for the Indemnified Parties. The Indemnifying Party shall have no liability with respect to any compromise or settlement thereof effected without its prior written consent, which consent shall not be unreasonably withheld.

         9.5. Limitation of Liabilities. Each party to this Agreement shall have as sole and exclusive remedy resulting from the breach of any representation or warranty made by the other party to this Agreement, a claim for indemnity under Sections 9.2 or 9.3 of this Agreement; provided, however, that the foregoing shall not limit any party's right to seek specific performance or injunctive relief. Any claims by any Indemnified Party for breach of any representation or warranty hereunder shall be subject to the following limitations and adjustments:

                  (a) the provisions for indemnity shall be effective only when the aggregate amount of all Damages for which Seller is liable under
         Section 9.2(ii) hereof (subject to reduction for any amounts paid by Seller under Section 9.3(ii) hereof) exceeds U.S. $1,000,000 in which case Seller shall be liable for all such Damages up to U.S. $25,000,000. It is hereby expressly agreed that Buyer shall be responsible for all amounts in excess of U.S. $25,000,000; provided, however, that no individual occurrence resulting in damage in an amount less than U.S. $2,500 shall be eligible for indemnification payments hereunder or included in the $1,000,000 threshold; provided, further that Buyer shall be entitled to indemnification only in excess of the U.S.
         $1,000,000 threshold;

                  (b) the amount of any claim by Buyer for indemnification under
         Section 9.2(ii) shall be reduced by the amount of any reserves provided for in the Closing Statement of Net Working Capital; provided that the claim relates to the category or class for which the reserve was established;

                  (c) any payments made pursuant to Article IX shall be treated as an adjustment to the Purchase Price; and




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                  (d) the amount of any Damages claimed by any Indemnified Party hereunder shall be reduced to the extent of any insurance proceeds, indemnification or other reimbursement or payment recoverable by and paid to the Indemnified Party (or to the extent that the Indemnified Party reasonably expects to receive insurance proceeds) in connection with such Damages; provided, however, that the foregoing reduction shall not be applied, if to do so would excuse any insurer from any obligation to cover any loss.

Seller shall be subrogated to any and all defenses, claims or setoffs which Buyer or the Company asserted or could have asserted with respect to any Third Party Claim. Buyer shall, and shall cause the Company to, execute and deliver to Seller such documents as may be necessary or appropriate to establish by way of subrogation the ability and right of Seller to assert such defenses, claims or setoffs. IN NO EVENT SHALL SELLER BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, nor shall there be any double counting of any item of Damage.

         9.6.  Indemnification for Taxes.

                  (a) Seller shall indemnify Buyer against and agrees to pay all Taxes imposed and all reasonable costs and expenses, including, without limitation, litigation costs and attorneys' and accountants' fees and expenses incurred (all herein referred to as "Tax Losses") as a result of:

                           (i) Any liability for or any claim, notice of deficiency or assessment by any Governmental Entity for any Taxes that are imposed on or incurred by the Company or any Subsidiary (for its own Taxes or its liability, if any, for the Taxes of others) for the taxable period ending on or before the Closing Date, but only to the extent not reserved against on the Final Closing Statement of Net Working Capital;

                           (ii) Any Taxes  imposed on or incurred by the Company
                  or any Subsidiary (for its own Taxes or its liability, if any, for the Taxes of others) for any taxable period which begins on or before the Closing Date and ends after the Closing Date, but only to the extent attributable to operations or transactions occurring on or prior to the Closing and not reserved against on the Final Statement of Net Working Capital; and

                           (iii) Any misrepresentation or breach of any warranty
                  or  obligation  of Seller  set forth in  Section  3.20 or this
                  Article IX.




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                  (b)  Buyer  hereby   indemnifies   Seller  against  all  Taxes
         resulting from any liability for or any claim, notice of deficiency or assessment by any Governmental Entity for any Taxes imposed on Seller that are attributable to the operations or transactions of the Company or any Subsidiary or transactions occurring after the Closing Date.

                  (c) Except as otherwise provided in this Article IX, any amount to which a party is entitled under this Article IX shall be promptly paid to such party by the party obligated to make such payment following written notice to the party so obligated that the Taxes to which such amount relates have been paid or incurred and that provides details supporting the calculation of such amount.

                  (d) The indemnification obligations of Seller and Buyer under this Section 9.6 shall not be subject to the limitations set forth in
         Section 9.5.

         9.7.  Indemnification for Environmental Matters.

                  (a) Seller shall indemnify Buyer against any and all claims, demands, losses, damages, costs and reasonable expenses, including reasonable legal fees and expenses, other than any indirect or consequential damages, resulting from (i) any failure to comply with any Environmental Laws for which remediation is required by any Governmental Entity and (ii) any of the matters set forth in Schedule
         9.7 (all herein referred to as "Environmental Claims"); provided, however, that Seller shall only be obligated to correct or remediate any Environmental Claim to the extent such correction or remediation is required by any Governmental Entity; provided, further that Seller's indemnification obligation pursuant to clause (i) hereof shall only survive for a period of three years after Closing; provided, further, Seller's indemnification obligations shall continue to survive after such three year period until remediation efforts have been completed to the satisfaction of such Governmental Entity in connection with any remediation required by any Governmental Entity prior to the end of the three year period. Notwithstanding anything contained herein, Seller shall not be responsible for any remediation of Environmental Claims unless Buyer shall provide Seller with access to the facilities and sites necessary to make such remediation.

                  (b) Buyer hereby indemnifies Seller against all violations of Environmental Laws that are attributable to operations of the Business after the Closing Date.

                  (c) Except as otherwise provided in this Article IX, any amount to which a party is entitled under this Article IX shall be promptly paid to such party by the party obligated to make such payment following written notice to the party so obligated that the Environmental Claim to which such amount relates has been paid or incurred and that provides details supporting the calculation of such amount.



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                  (d) The indemnification  obligations of Seller and Buyer under this Section 9.7 shall not be subject to the  limitations  set forth in
         Section 9.5.

         9.8.  Insurable Claims.

                  (a) From and after the Closing Date, the Seller shall indemnify Buyer against any and all claims, demands, losses, damages, costs and reasonable expenses, other than any indirect or consequential damages, resulting from incidents of a type which are customarily covered by vehicular, product liability or comprehensive general liability insurance (the "Insurable Claims") to the extent the incident giving rise to such Insurable Claims occurred on or prior to the Closing. Any Insurable Claims arising from an incident occurring after the Closing shall be the responsibility of the Buyer and Buyer hereby indemnifies Seller against such Insurable Claims. Except for indemnification under this Section 9.8, Buyer shall not have any other remedy against Seller hereunder for claims constituting Insurable Claims.

                  (b) Except as otherwise provided in this Article IX, any amount to which a party is entitled under this Article 9.8 shall be promptly paid to such party by the party obligated to make such payment following written notice to the obligated party presenting in reasonable detail a proof of claim. The party entitled to receive payment or indemnification shall transfer and assign all of its rights with respect to such Insurable Claim to the obligated party and its insurer, who shall be subordinated to all such rights. The party entitled to receive payments shall cooperate fully with the obligated party in all matters affecting any Insurable Claim.

                  (c) The indemnification obligations of Seller and Buyer under this Section 9.8 shall not be subject to the limitations set forth in
         Section 9.5.

                                    ARTICLE X

                           TERMINATION BY THE PARTIES

     10.1. Events of Termination. Without prejudice to other remedies which may be available to the parties by law or under this Agreement, this Agreement may be terminated and the purchase and sale of the Stock contemplated herein may be abandoned:
                  (a)  by mutual written consent of the parties hereto;

                  (b) at the election of Seller, if any one or more of the conditions to the obligations of Seller to close has not been fulfilled as of the later of June 30, 1996 or five (5) business days after the expiration or termination of the applicable waiting periods (including any extensions thereof) under the HSR Act;



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                  (c) at the  election  of  Buyer,  if any  one or  more  of the conditions to the obligations of Buyer to close has not been fulfilled as of the later of June 30, 1996 or five (5) business days after the expiration or termination of the applicable waiting periods (including any extensions thereof) under the HSR Act.

         10.2. Action Upon Termination. In the event of a termination of this Agreement pursuant to this Article X, the party so terminating shall give written notice thereof to the other and the transactions contemplated by this Agreement shall be terminated without further action by any party. Upon termination of this Agreement:

                  (a) Buyer shall return to Seller all documents and copies and other material received from Seller relating to the transactions contemplated hereby, the Company or the Business, whether obtained before or after the execution hereof; and

                  (b) All confidential information received by Buyer shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

         10.3. Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned, this Agreement shall become null and void and of no further force and effect, except for this Article X, Article XI and the obligation of Buyer to keep confidential certain information concerning the Company and the Business. Nothing in this Article X shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by another party of its obligations hereunder.


                                   ARTICLE XI

                               GENERAL PROVISIONS

         11.1. Amendments and Waiver. No amendment, waiver or consent with respect to any provision of this Agreement shall in any event be effective, unless the same shall be in writing and signed by the parties hereto, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. The failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect that party's right at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement in any one or more instances shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.




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     11.2.  Notices.  All notices,  requests,  demands and other  communications hereunder shall be in writing and shall be, personally delivered or sent by facsimile transmission with confirming copy sent by overnight courier (such as Express Mail, Federal Express, etc.) and a delivery receipt obtained and addressed to the intended recipient as follows:

                           (i)      If to Buyer:

                                    Ferrellgas, Inc.
                                    One Liberty Plaza
                                    Liberty, Missouri  64068
                                    United States of America
                                    Fax:  816-792-7985
                                    Attention: Danley K. Sheldon

                           with a copy to:

                                    Bryan Cave LLP
                                    1200 Main Street, Suite 3500
                                    Kansas City, Missouri  64105
                                    United States of America
                                    Fax:  816-391-7600
                                    Attention:  Kendrick T. Wallace, Esq.

                           (ii)     If to Seller:

                                    Superior Propane Inc.
                                    75 Tiverton Court
                                    Unionville, Ontario L3R9S3
                                    Canada
                                    Fax:  905-940-7611
                                    Attention:  President and CEO

                           with a copy to:

                                    McDermott, Will & Emery
                                    227 West Monroe Street
                                    Chicago, Illinois  60606-5096
                                    United States of America
                                    Fax:  (312) 984-3651
                                    Attention:     Wendell H. Adair, Jr., &
                                                   Robert A. Schreck, Jr., P.C.




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Any party may change its address for receiving notice by written notice given to the others named above.

         11.3. Confidentiality. All information given by any party hereto to any other party shall be considered confidential and shall be used only for the purposes intended. The provisions of the Confidentiality Agreement are incorporated herein by reference and shall continue to apply for the benefit of Seller, the Company and the Subsidiaries as if entirely set forth herein, unless and until the Closing occurs. The provisions of this Section 11.3 and of the confidentiality agreement referenced in the preceding sentence shall remain in force and effect notwithstanding any termination of this Agreement under Article X hereof.

         11.4. No Public Announcement. Neither Buyer or any of its affiliates shall make any public announcement or disclosure concerning the transactions contemplated by this Agreement without the prior written approval of the other party, except as required by law or as permitted by the next succeeding sentences. If any party or any of its parent companies determine upon advice of counsel that a public announcement or disclosure is required by applicable securities laws or regulations or stock exchange regulations, such party may make the announcement or disclosure provided it first consults with the other party or parties hereto so that the parties may coordinate concurrent public announcements and/or other disclosures and review the proposed text of such announcement. In addition, the parties shall jointly prepare press releases disclosing the sale of the Company to Buyer, for release immediately upon executing this Agreement and immediately after the Closing.

         11.5. Expenses. Except as otherwise expressly provided herein, each party to this Agreement shall pay its own costs and expenses in connection with the transactions contemplated hereby. Any sales, transfer or other taxes (other than income taxes) or fees applicable to the conveyance and transfer from Seller to Buyer of the Stock shall be borne by Buyer. The provisions of this Section
11.5 shall survive any termination of this Agreement.

     11.6. Seller's Knowledge. "Knowledge" means, with respect to Seller and the Company, the actual knowledge of D.J. Edwards, T.A. Henry, D. J. Austin and D.M. Carleton after making due inquiry and exercising due diligence with respect thereto, including making inquiry of all of their direct reports and other officers having management responsibilities relevant to the subject matter, including the Senior Market Manager.

         11.7. Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties named herein and their respective successors and assigns; provided, however, that neither party shall assign any rights or delegate any of its obligation created under this Agreement prior to Closing without the prior written consent of the other party. This Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third-party beneficiary hereto.




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         11.8. Entire Transaction.  This Agreement and the documents referred to herein contain the entire understanding  between the parties with respect to the
transactions   contemplated   hereby  and  supersedes   all  other   agreements,
understandings and undertakings among the parties on the subject matter hereof. All Schedules hereto are hereby incorporated by reference and made a part of this Agreement.

         11.9. Applicable Law; Severability. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the state of Illinois applicable to Agreements made and to be performed entirely within such state. In the event that any provision of this Agreement shall be held to be invalid or unenforceable by any court of competent jurisdiction, such holding shall in no way effect, invalidate or render unenforceable any other provision hereof.

         11.10. Good Faith Negotiation/Arbitration. Except as otherwise specifically provided in Section 2.2, Buyer and Seller will attempt to resolve any dispute arising out of or relating to this Agreement promptly by good faith negotiation between senior executives of the parties who will have authority to settle the dispute. The senior executives for the parties for this purpose are set forth below except as otherwise designated in writing:

           Buyer                                                Seller

    Mr. Danley K. Sheldon,                               Mr. Donald Edwards,
    Senior Vice President                                President and CEO

Any dispute arising out of or relating to this Agreement that cannot be settled by good faith negotiation between Buyer and Seller within thirty (30) days of the delivery of a notice of dispute specifying in reasonable detail the nature and extent of the dispute will be submitted to J-A-M-S/ENDISPUTE for final and binding arbitration. Such arbitration shall be conducted by an individual with specific expertise in the propane industry and pursuant to J- A-M-S/ENDISPUTE's Arbitration Rules and the United States Arbitration Act, 9 U.S.C.
ss.1-16.

         Neither Buyer nor Seller shall bring a civil action seeking enforcement or otherwise founded on this Agreement, except either party may seek injunctive relief to preserve the status quo pending the completion of arbitration under this Agreement. Any demand for arbitration seeking enforcement of or otherwise founded upon this Agreement must be commenced within the survival period applicable to the underlying claim.

     11.11. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.




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         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by a duly authorized officer all as of the date first written above.


SELLER:                                      BUYER:

SUPERIOR PROPANE INC.                        FERRELLGAS, INC.


By: /s/ Donald J. Edwards                    By:  /s/ Danley K. Sheldon
Name:  Donald J. Edwards                     Name:    Danley K. Sheldon
Title: President and                         Title: Senior Vice President and
       Chief Executive Officer                      Chief Financial Officer


By:  /s/ Tim Henry
Name:  Tim Henry
Title: Chief Financial Officer




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